As filed with the Securities and Exchange Commission on May 19, 2008
REGISTRATION NO. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3030815
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
4 Maguire Road
Lexington, Massachusetts 02421
(Address, Including Zip Code, of Principal Executive Offices)
EPIX Pharmaceuticals, Inc.
2008 Stock Option and Incentive Plan
(Full Titles of the Plan)
Michael G. Kauffman, M.D., Ph.D.
Chief Executive Officer
EPIX Pharmaceuticals, Inc.
4 Maguire Road
Lexington, Massachusetts 02421
(781) 761-7600
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)
with copies to:
Edward A. King, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
(617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee
Common Stock, $0.01 par value	6,000,000 shares	$1.79	$10,740,000	$422.08

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock for which stock awards have not yet been issued and the price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the NASDAQ Global Market as of a date (May 13, 2008) within five business days prior to filing this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 22, 2008, March 20, 2008, March 28, 2008 and April 7, 2008.

(d)	Those portions of our Proxy Statement filed with the SEC on April 1, 2008 incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

(e)	The description of the Registrant’s common stock contained in “Description of Capital Stock” in the registration statement on Form S-4 filed with the SEC on April 25, 2006 (File No. 333-33513) and any amendments or reports filed to update such description.
     All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the issuance of the shares of common stock registered under this Registration Statement has been passed upon for the Registrant by Goodwin Procter LLP, Boston, Massachusetts.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”) provides that the Registrant shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the request of the Registrant, against expenses (including attorneys’ fees), judgments, fines and amounts reasonably incurred in connection therewith. The Restated Certificate provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.
     Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     Pursuant to Section 102(b)(7) of the DGCL, the Restated Certificate eliminates the liability of a director or the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Registrant has obtained insurance policies insuring the directors and officers of the Registrant against certain liabilities that they may incur in their capacity as directors and officers.
     The Registrant has entered into indemnification agreements (the “Indemnification Agreements”), with certain of its directors and certain of its officers. The Indemnification Agreements provide that the Registrant will, to the fullest extent permitted by law, pay any attorneys’ fees and all other costs, expenses and obligations paid or incurred by the indemnitee in connection with claims against him or her related to the fact that he or she was a director or officer of the Registrant or serving at the request of the Registrant in such capacity with another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise. The payments to be made under the Indemnification Agreements include expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other judgments, fines, penalties or amounts paid in settlement) of such claims. If requested by the indemnitee, the Registrant shall advance all expenses to the indemnitee. Any payments made by the Registrant under the Indemnification Agreements are subrogated to all of the rights of recovery of the indemnitee. The rights of the indmenitee are in addition to such rights the indemnitee may have under the Registrant’s Restated Certificate, the Registrant’s by-laws and the DGCL.
     Pursuant to the Agreement and Plan of Merger by and among the Registrant, EPIX Delaware Inc., a wholly-owned subsidiary of the Registrant, and Predix Pharmaceuticals Holdings, Inc. (“Predix”) dated as of April 3, 2006, as amended, the Registrant agreed to fulfill and honor the obligations of Predix which existed prior to the merger to indemnify Predix’s present and former directors and officers. The certificate of incorporation and by-laws of EPIX Delaware Inc. provide for the indemnification and elimination of liability for monetary damages to the same extent as set forth in Predix’s certificate of incorporation and by-laws and such provision may not be amended, repealed or otherwise modified for a period of six years after the merger in any manner that would adversely affect the rights of the directors or officers of Predix at the time of the completion of the merger. The Registrant has agreed to guarantee the timely payment of all funds owing by, and the timely performance of all obligations of the EPIX Delaware, Inc. relating to these indemnification obligations.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Specimen certificate for shares of Common Stock of EPIX Pharmaceuticals, Inc. (filed as Exhibit 4.1 to EPIX Pharmaceuticals Inc.’s Quarterly Report on Form 10-Q dated November 9, 2006 and incorporated herein by reference).

5.1	Opinion of Goodwin Procter LLP as to the legality of shares being registered.

23.1	Consent of Goodwin Procter LLP (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts on May 19, 2008.

EPIX PHARMACEUTICALS, INC.
By:	/s/ Michael G. Kauffman, M.D., Ph.D.
Michael G. Kauffman, M.D., Ph.D.
Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Michael G. Kauffman and Kim Cobleigh Drapkin, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of EPIX Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael G. Kauffman, M.D., Ph.D. Michael G. Kauffman, M.D., Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2008

/s/ Kim Cobleigh Drapkin Kim Cobleigh Drapkin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 19, 2008

/s/ Frederick Frank Frederick Frank	Chairman of the Board	May 19, 2008

/s/ Michael Gilman Michael Gilman	Director	May 19, 2008

/s/ Mark Leuchtenberger Mark Leuchtenberger	Director	May 19, 2008

/s/ Robert J. Perez Robert J. Perez	Director	May 19, 2008

/s/ Gregory D. Phelps Gregory D. Phelps	Director	May 19, 2008

/s/ Ian F. Smith Ian F. Smith	Director	May 19, 2008

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Specimen certificate for shares of Common Stock of EPIX Pharmaceuticals, Inc. (filed as Exhibit 4.1 to EPIX Pharmaceuticals Inc.’s Quarterly Report on Form 10-Q dated November 9, 2006 and incorporated herein by reference).

5.1	Opinion of Goodwin Procter LLP as to the legality of shares being registered.

23.1	Consent of Goodwin Procter LLP (included in opinion of counsel filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).